AIR METHODS CORP.
Moderator: Christine Clarke
11-09-11/4:15 p.m. ET
Confirmation # 25671728

AIR METHODS CORP.

Moderator: Christine Clarke
November 9, 2011
4:15 p.m. CT

Operator:
Good afternoon, my name is Gina and I will be your conference operator today.  At this time, I would like to welcome everyone to the Air Methods reports third quarter 2011 results conference call.  All lines have been placed on mute to prevent any background noise.  After the speakers' remarks there will be a question and answer session.  If you would like to ask a question during this time, simply press star then number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you, Ms. Christine Clarke from Air Methods Corporation, you may begin your conference.

Christine Clarke:
Good afternoon and thank you for joining us today to review Air Methods' third quarter financial results ended September 30, 2011.  As the operator indicated, my name is Christine Clarke and I'm with Air Methods Corporation.  Also on the call today representing the Company are Mr. Aaron Todd, Chief Executive Officer; and Mr. Trent Carman, Chief Financial Officer.

Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets, the collection rates for patient transports, the continuation and/or renewal of air medical service contracts, the acquisition of profitable products division contracts and other flight service operations, the successful expansion of the community-based operations, the ability of the Company to successfully integrate Omniflight, the timing of the Omniflight integration and the financial benefits associated with the acquisition of Omniflight; review of the Company's financial statements by an independent registered public accounting firm; the possibility of a restatement or a revision of the Company's financial statements and other matters set forth in the Company's public filings.

AIR METHODS CORP.
Moderator: Christine Clarke
11-09-11/4:15 p.m. ET
Confirmation # 25671728

At the conclusion of today's prepared remarks, we will open the call for a question and answer session.  I would like to remind everyone, this conference call includes statements that constitute forward-looking statements within the meetings of the Private Securities Litigation Reform Act of 1995.  This conference call includes certain forward-looking statements which are subject to various risks and uncertainties.

With that having been said, I would like to turn the call over to Mr. Aaron Todd, Chief Executive Officer of Air Methods Corporation.

Aaron Todd:	Thanks, Christine, and welcome, everyone. My voice is a little hoarse; I'm fighting a cold, some I wanted to make you aware of that.

As Trent will be offering more details in a moment concerning our third quarter financial results in his remarks, I wanted to spend most of my time offering an update on the Omniflight transition and other recent events.

Let me just say the Omniflight transition is going extremely well and our financial outlook for increased net cash flows and earnings is on track.  One issue which arose during the transition had to do with differences in methodologies used by both companies to account for aircraft leases.  While the key terms and structures of our aircraft leases are very similar, just prior to closing Omniflight's auditors requested that Omniflight reclassify the majority of their aircraft leases from operating leases to capital lease accounting.  The result of this was to increase capital lease obligations by approximately $37 million but also increase earnings before income taxes, interest and depreciation and amortization expenses, or EBITDA, by approximately $7 million for the year ended March 31, 2011.

AIR METHODS CORP.
Moderator: Christine Clarke
11-09-11/4:15 p.m. ET
Confirmation # 25671728

As a result of this change, purchased EBITDA based on the year ended March 31, 2011 Omniflight results was $34 million and total consideration paid was approximately $237 million.  This represents a purchase price of approximately 7 times EBITDA, one multiple lower than previously estimated, which is a good thing.

Air Methods has continued to present its aircraft leases as operating leases in the Form 10-Q released today.  If the SEC or the Company choose to have the leases reclassified as capital leases, the preliminary estimated financial impact would be as follows.  EBITDA for the fiscal year ended 2010 would increase by approximately $50 million.  Capital lease obligations would increase by approximately $280 million or less than six times EBITDA.  Since the Company's stock trades in excess of six times EBITDA, this change would be favorable to our enterprise value based on market multiples of EBITDA.  EPS for fiscal year 2010 is currently estimated to be less than a 4 percent reduction to prior-year earnings.  Similar effects will be estimated for the fiscal year ending 2011.  These estimates are pending adjustments for historical aircraft refinancing and dispositions and appropriate audit and review procedures.

Of course, there is no economic impact associated with the reclassifications, only timing of expense and gain or loss recognition.  In other words, anything associated with the reclassification that would reduce historical earnings would result in increased future earnings, and anything that would increase historical earnings would result in reduced future earnings if the reclassification were required.

Other updates related to the Omniflight transition include the following.  To date we have eliminated 92 net overhead positions as a result of the acquisition.  This represents nearly a $7 million reduction in annual compensation not including the additional reducing effect on employee benefits and taxes.  As mentioned in our press release, total transaction and severance costs expensed during the third quarter were $1.5 million.  An additional $0.9 million was expensed associated with general and administrative costs to transition or wind out pre-closing activities.  Preliminary purchase accounting allocated a significant portion of the purchase price in excess of fair market value of tangible assets to specifically identifiable assets.  This resulted in approximately $325,000 of monthly amortization expense for future periods associated with allocation of purchase price.

AIR METHODS CORP.
Moderator: Christine Clarke
11-09-11/4:15 p.m. ET
Confirmation # 25671728

EBITDA increased from $36.2 million in the prior-year third quarter on a consolidated basis to $43.1 million in the current-year quarter.  To see EBITDA increase almost $7 million due to primarily to the benefits of the acquisition for 2 of the 3 months is very encouraging.  Keep in mind, this increase is despite the $2.4 million in nonrecurring transaction and transition costs expensed during the quarter.

Turning to other matters, the following key achievements have been realized since our last conference call.  As previously announced, we were successful in securing a long-term contract with Community Health Systems to facilitate and coordinate their air medical transport needs.  They transported over 14,700 patients last year, of which our community-based locations transported approximately 1000 of these patients.  We are presently launching these services in approximately 10 percent of their locations with regional launches to follow in the coming months.  We believe this contract is a watershed event as their medical service providers will hopefully now be selected as much for their quality and safety as well as their proximity to the patient.  We are honored to be partnered with Community Health in this worthy effort.

In August 2011 we successfully converted four bases of operation from a hospital-based services model to the community-based model.  We have never converted 6 bases including these 4 since the beginning of the year and have opened 5 additional community-based locations based on new relationships and market opportunities.  We are in discussions with several major hospital-based customers for possible conversions from hospital-based services to modify or full – fully outsourced community-based services.  We were also awarded a new contract with a non-Air Methods Hospital customer to retrofit four EC-145 twin-engine helicopters with EMS interiors.

With that before me, I will turn the call over to Trent offer further details on our third-quarter results.  a.

AIR METHODS CORP.
Moderator: Christine Clarke
11-09-11/4:15 p.m. ET
Confirmation # 25671728

Trent Carman:
Thanks, Aaron.  A lot of what I would normally say has either been covered by Aaron or in the script, so my comments will be pretty brief.  I'll start with some color on the operating expenses.  Flight Center expenses for the quarter were $70.5 million (inaudible)

Aaron Todd:	Trent, you've faded out. Can you hear?

Trent Carman:
I can hear you just fine.  I'll say it again here.  Flight Center expenses for the quarter were $70.5 million.  Aircraft operating expenses were $29.8 million.  Aircraft rentals were $12.6 million, and the cost of sales for the products division were $6.1 million.

EBITDA for the trailing 12 period ended September 30 was $115 million, and as Aaron mentioned previously, for the quarter it was approximately $43 million.  And as you know, you can reconcile EBITDA by adding interest expense, depreciation, amortization and subtracting gain on disposition to income before income taxes plans.

On a 3-month lag basis, the Company's payer mix for the 3 months ended June 30, 2011 was 37 percent insurance, 28 percent Medicare, 20 percent Medicaid and 15 percent uninsured.  This compares to 35 percent insurance, 32 percent Medicare, 22 percent Medicaid and 11 percent for uninsured, for the 3 months ended March 30, 2011.

For the 12 months ended June 30, 2011, the payer mix was 36 percent insurance, 30 percent Medicare, 21 percent Medicaid and 13 percent uninsured.  Cash collections from our insured patients continues to remain very strong.  For the 12 months ended March 30, – March 31, 2011, cash collections as a percentage of the gross charge for insured patients was 80 percent.  This collection percentage has been 80 percent or more since the beginning of 2010.  Cash payments as a percent of our gross charge for Medicare and Medicaid were 28 percent and 11 percent, respectively, for this same period.

Cash flow generated by the Company during the first three quarters was $23.7 million.  The Company used $29.7 million of cash primarily to fund the purchase of 16 previously leased aircraft.  The Company had a net debt position, which is a total of all indebtedness, including the Omni capital leases less cash, of approximately $291 million at the end of the quarter.  Approximately $240 million of this debt relates to the Omni [acquisition] indebtedness on their capital leases.  The Company currently operates 397 aircraft in the fleet, and the Company currently operates 173 community bases.

AIR METHODS CORP.
Moderator: Christine Clarke
11-09-11/4:15 p.m. ET
Confirmation # 25671728

With that I'll turn it over to Aaron for closing remarks.

Aaron Todd:
Thanks, Trent.  We're – I guess just to summarize, we are very pleased with everything so far with Omniflight transaction.  The EBITDA growth in the third quarter would suggest that we are well on pace, if not ahead of pace, in realizing our net synergy expectations and driving further upside.  We have been pleasantly surprised by the reimbursement rates, the ability to quickly liquidate the receivable that we purchased at closing.  And we're just very pleased with our progress thus far.

So with that I will open up to any questions you might have.

Operator:
At this time, if you would like to ask a question, please press star then the number one on your telephone keypad.  Again, that’s star then the numberone on your telephone keypad.  We’ll pause for just a moment to compile the Q&A roster.  Your first question comes from the line of Ryan Daniels from William Blair.

Ryan Daniels:
Aaron, I was hoping to start with a little bit more detail on the Community Health agreement.  I appreciate the color you provided.  I'm curious; I think you said you put it into 10 percent of the locations already and you're going to be doing regional implementations.  If we look out, let's say, over the next quarter or two and then maybe long-term over the next 1 to 2 years, what kind of increase in flight volume might that help you obtain in the community basis?

Aaron Todd:
Well, it's always hard to be predictive, but what we did is, in giving some initial expectations is that when we looked at the number of patients being transported near to where we already have existing community-based operations, there's about 4000 transports that originated or terminated in the – in and out of the community health affiliate hospitals.  And as I mentioned, we are already doing 1000 of those.  So that gives us an opportunity if we don't add any aircraft or move any aircraft of potentially accessing a portion of the 3000.

AIR METHODS CORP.
Moderator: Christine Clarke
11-09-11/4:15 p.m. ET
Confirmation # 25671728

Now, I think some of the analysts have, I think, conservatively estimated 1000 of those 3000 could be realized with existing operations.  And, obviously, some of our hospital customers will benefit if they meet these standards and criteria as part of the relationship.  And then, certainly, we will do all that we can to add additional aircraft or relocate aircraft to be the needs of Community Health as one of their qualified and preferred providers.  And so we are phasing it in just to make sure that we don't overwhelm the system and that we make sure that we run the process very smoothly.

But I don't think anyone's expectation that this is going to take more than two, three quarters to roll out.  But if we encounter some difficulties, it may take longer than that.

Ryan Daniels:
OK, that's great color.  Maybe even backing out, can you talk about bit about the genesis of this, kind of what drove them to – I assume a lot of it's the overlap and the quality of your operations, maybe some of the flight developments that have taken place in your licensure – just a little bit more color there.  And also I'd be curious if you've entertained conversations with any other larger chains, or if this could be, as you said, a watershed event that would allow those companies the conversations to happen in the future, in your view?

Aaron Todd:
Yes, I think Community Health Systems determined that they share a responsibility, in fact have a very significant responsibility to ensure that when they refer patients to an air medical transport provider that they have properly vetted the quality, safety record and capability of that provider.

And without going into specifics as to why that was elevated as a priority to them, they were, I think, very much on the forefront of recognizing that as an organization of I think it's 132 hospitals, the majority of which are sending institutions rather than receiving centers, that they have a responsibility to not just use whoever happens to be the closest, but that they are looking at various – all these other critical factors as well.  And so that's really the backdrop for it.

AIR METHODS CORP.
Moderator: Christine Clarke
11-09-11/4:15 p.m. ET
Confirmation # 25671728

Yes, we have had initial discussions with other larger providers, keeping in mind that some providers may be much larger, hospital service providers, but they may be primarily receiving centers and there's always very and degrees of influence over which air medical service gets utilized.  But certainly there has been receptiveness to the discussions, and we would hope to further our relationships with other providers as well.

Ryan Daniels:
One more and I'll hop off – a question you get asked probably every other quarter, but I'm curious if you're seeing more interest in the potential for HBS to CBS base conversions.  It sounds like you had a fantastic August.  Just curious on macro trends pressuring hospitals – are you seeing more interest in outsourcing that non-core function?

Aaron Todd:
You know, we are.  I think in the past, we to see the interest from programs that had maybe one or two operating bases.  Now we are seeing more of the interest from the multi-shift, 4 to 6 kind of-based operators, not to in any way get specific.  But I think that we're seeing some of the larger systems also evaluate risk sharing or alternative delivery service models.

Ryan Daniels:	OK, thanks a lot, I hope you feel better.

Operator:	Your next question comes from the line of Kevin Campbell from Avondale Partners.

Kevin Campbell:
I just wanted to get some clarification on the issue with the Q and the accounting.  Is there a possibility that historical financial results would be restated, or is this just we don't yet know how to classify Omniflight, and so –

Aaron Todd:
I think the answer is yes and yes.  As you know, one of the big things that we have been doing is buying out our leased aircraft to unlock some of the EBITDA strength is embedded in the fleet.  If, indeed, the SEC and our auditors requested us to reclassify those to finance lease, we would unlock the value in one fell swoop.  So it would be a positive thing.

AIR METHODS CORP.
Moderator: Christine Clarke
11-09-11/4:15 p.m. ET
Confirmation # 25671728

The reason why it has been difficult to get a definitive answer from the SEC is this has implications to many corporations throughout the country because the GE Capital's, the Bank of America's, the Wells Fargo's – they all have these same provisions in the leases.  It's basically you have a material adverse event that is subjective in nature and therefore brings subjectivity into how you determine the – compute the 90 percent test.  So without getting too technical, it doesn't have – I don't think it has – if we were to restate as a result of a need to reclassify, it would not have – I don't believe would have a – I think it would have a very positive influence on our EBITDA, our enterprise value to EBITDA ratios.  And if you just use an 8 multiple, for example, it would reflect an increase in share price of approximately $10.

On the other hand, those that value the company based upon multiples of earnings per share – that one is fairly minimal in its effect.  It could be slightly decreased.  I think the initial calculation showed about a $0.17 per share shave on the 2010 results.  But that number is likely going to go down as we are still going through the buyouts and the dispositions that could result in gains and other deferrals of gains that would further reduce that.

So the reason why we chose to go ahead and file the Q with that uncertainty is we wanted to get the shareholders as much information as possible.  We hope to get an answer in the next few weeks from the SEC.  And if there is a delay in that, then we may have to make our best estimate of what we should do.  But it's – at least now this information is all out there and there's no delay in our filings.

Kevin Campbell:	OK, so the EBITDA – I think you said earlier – did you say that the impact to EBITDA would be a $50 million increase?

Aaron Todd:
Yes, EBITDA would go up by $50 million, roughly.  And our capital lease obligations would come in at approximately $280 million if you multiply the one into the other.  It's a sub-6 multiple of EBITDA that would be coming on to the balance sheet as a liability.

Kevin Campbell:	OK.

AIR METHODS CORP.
Moderator: Christine Clarke
11-09-11/4:15 p.m. ET
Confirmation # 25671728

Trent Carman:
Kevin, just as an update there, virtually every one of our aircraft leases, which is a little over 170 of them right now, have these same provisions.  So virtually every lease we have would be capitalized.  So if you went back to the historical Qs and Ks, you would take out the aircraft rental, which we break out as a separate line anyway.  So that would be your number.

Kevin Campbell:	So you lower the aircraft rental, but does your D&A go up?

Aaron Todd:
You actually eliminate your rentals, and then your D&A goes up – I mean, your depreciation goes up and your interest expense goes up.  But it's when you net the two together, when Trent did the preliminary calculations for 2010 fiscal year, it was about a net $0.17 per share reduction of earnings per share.  But the EBITDA profile would go up significantly.

Kevin Campbell:
And the capital lease obligation, that – did you say $280 million, that's what the number would be that were going to the liability? And so that would be – essentially, we should consider that as debt?

Aaron Todd:	Correct.

Kevin Campbell:	OK.

Aaron Todd:
Again, just to let you know on that, what triggered this, Kevin, again, just to remind everyone, is that the auditors for Omniflight decided at the last minute to have them reclass theirs.  When we tried to find that what was different about their leases versus ours, we couldn't find anything.  But acknowledging that this has far-reaching effects to any company that has equipment leases with GE Capital or any of these, we thought it best to consult the SEC.  The SEC came back to us and said, hey, the reason we can't give you an answer yet is because this has far reaching implications to many corporations throughout the country.  And so as a result we felt like, well, we didn't want to wait forever.  So we wanted to get the Qs out a timely basis, quantify what the impact would be within a reasonable proximity if they did come back and ask us to reclassify our leases.  And if not, then the numbers are as they are.

Kevin Campbell:
And so as we think about your use of cash flow going forward, the expectation, of course, was that you've put a lot of capital towards buying out these leases.  Do you now – is it just a slightly different thing? Instead of buying out leases, you're essentially paying off the debt? I'm sure it still –

AIR METHODS CORP.
Moderator: Christine Clarke
11-09-11/4:15 p.m. ET
Confirmation # 25671728

Aaron Todd:
I think that's a fair statement.  I think what we would do is that we might accelerate – you don't really accelerate a lease, per se, because it doesn't really function that way.  But you certainly would apply it to – you might use it to do cash purchasing of new aircraft rather than finance those.  Or we could continue to just buy out the EBOs.  I think we would just keep right on doing it, to be honest with you.  Because then you are eliminating the interest expense component.

Kevin Campbell:	And the interest rate on that $280 million in capital lease obligations – what would that be, approximately?

Trent Carman:
About 5 percent.  And Aaron is right; we would still continue to exercise those because of the rates.  The rate market today is lower than the rate market than when those leases were entered into.  So it still makes financial sense to either buy them out or at least refinance them with lower rates going forward.  So that process would still continue, but it would look different, certainly for the P&L than what you are accustomed to.

Kevin Campbell:
So the capital lease obligations – again, sorry for all the questions on this – $280 million and a 5 percent interest rate, so you are about $40 million in incremental interest expense from this? You remove your rent expense and then you have some incremental D&A as well?

Trent Carman:
That's correct.  And you depreciate the asset – just so you know, Levin – you depreciate asset not over the 20-25 year life; you depreciate it over the life of the lease.  So if it's a 10-year operating – if it's a 10-year lease, excuse me, you would appreciate asset that you bring on the books at the lease onset over a 10-year period of time.  That's why you have the decline in the earnings per share that Aaron mentioned.  You have a very short life on that lease life from an asset standpoint.  So your depreciation is quite significant.

Aaron Todd:
It's still in reasonable proximity, though, of what the rental reduction is.  The initial calculation showed about $13.3 million of interest in 2010, $40.8 million of depreciation and $51.4 million of reduced rent.  And if you net all those numbers down together, you come up with about $1.7 million of net income reduction.  And gain, that number is going to further reduce to more of a breakeven profile after you take all the deferred gains and gains on disposition, which this triggers, and carry that forward.  So it's very possibly it could actually increase our earnings at the end of the day, once we get the rest of those calculations completed.

AIR METHODS CORP.
Moderator: Christine Clarke
11-09-11/4:15 p.m. ET
Confirmation # 25671728

Kevin Campbell:	Two other questions on a separate topic – backlog for the products division, what is at approximately?

Aaron Todd:
You know what? I'm going to have to get back to you on that.  I don't think we included that in the Q and it may have just been – usually, we do.  But we'll see if we can get you that information.  Wait, hold on, I think we've got it here.  Is that external?

Trent Carman:	Yes.

Aaron Todd:	We've got $7 million external at the end of the quarter.

Kevin Campbell:	If I recall correctly, was that not running – I thought that was a lot higher before, $20 million? Maybe that included internal –

Aaron Todd:	You know what? Let me make sure I've got the right number and we'll get back to you with that.

Kevin Campbell:
OK, and let me – this relates to Washington and what's going on there and potential cuts.  Have there been any discussions about eliminating the royal modifier payment that you guys have seen that affects air ambulance?

Aaron Todd:	We've heard nothing to that effect.

Kevin Campbell:	OK, great, thank you very much.

Operator:
Again, if you would like to ask a question, please press star then one on your telephone keypad.  Again, that’s star then the number one on your telephone keypad. We’ll pause for just one moment.  Your next question comes from the (Jay Drishman) (Westpark Capital).

AIR METHODS CORP.
Moderator: Christine Clarke
11-09-11/4:15 p.m. ET
Confirmation # 25671728

(Jay Drishman):	I wanted to talk a little bit about pricing within Air Methods proper as well as Omniflight, and should you be able to get Omniflight up to the Air Methods level.

Aaron Todd:
Before I answer that, Jay, I wanted to follow up.  Kevin, the reason why the numbers were different – the number we gave you was just the commercial business.  It didn't include any of the governmental, so when we add that in, we should be in closer proximity to the previous run rate.  So we will get that for you.

OK, Jay, what you wanted to know is the difference in pricing between the two companies?

(Jay Drishman):	Well, just pricing in general. And then –

Aaron Todd:
Well, Omniflight was somewhat higher than us in their pricing structure.  I don't, for competitive reasons, want to give out the specifics, and they differ from market to market.  I think the fact that we were able to grow our net revenue per transport by 6 percent quarter over quarter with 2 months of Omniflight embedded in there, when they had 3 percent lower insured patients as a percentage of total patients than the Air Methods history would suggest that certainly a portion of that is being made up in the pricing differential.  But our net reimbursement, Air Methods was historically a few hundred dollars a transport higher than what Omniflight was historically generating.

(Jay Drishman):	What about, in general, price increase thoughts going forward?

Aaron Todd:
I think we will continue to follow the same pattern we have in the previous years.  We will do a January 1, a July 1 increase and we'll do supplemental increases as needed to adjust for volume trends, payer mix trends, fuel prices and those types of things.

(Jay Drishman):	That's great. Within the Omniflight, the increased cost, were any of those base closures?

Aaron Todd:	Increase cost in what?

AIR METHODS CORP.
Moderator: Christine Clarke
11-09-11/4:15 p.m. ET
Confirmation # 25671728

(Jay Drishman):	You talked about someone-time costs related to the acquisition from severance, etc.?

Aaron Todd:	No; the severance was associated with just redundant general and administrative personnel that were eliminated and – the positions were eliminated in the combination.

(Jay Drishman):	Do you think you have the opportunity going forward to close any bases?

Aaron Todd:
The transaction was never contemplative of closing redundant bases, because we really didn't have any redundant bases.  If we close down bases, it would not be triggered as a result of Omniflight merger.

(Jay Drishman):	Last one on the Community contract – are you buying any of their helicopters? Do they do any of their own (multiple speakers) –

Aaron Todd:
They only have one operation at Brandywine, and we did indeed acquire that aircraft from them so that they would not have to continue to support it one-off.  And so that was only – and that was done several months ago.

(Jay Drishman):	Are you going to have to open any bases, or are you going to pretty much going to be able to serve their needs through existing bases and staffing?

Aaron Todd:	Well, if we do open basis, it won't be because we have to. It will be because we want to, and there's a volume opportunity there by bringing aircraft closer to where their patients are flowing.

(Jay Drishman):	Thank you very much, nice quarter.

Operator:	You have a follow-up question from the line of Kevin Campbell with Avondale Partners.

Kevin Campbell:	I was just hoping, Trent, you could give a number of community bases and hospital bases like you normally do.

Trent Carman:	Yes; I had said that the number of Community was (inaudible)

Aaron Todd:	Trent, you are fading in and out again.

AIR METHODS CORP.
Moderator: Christine Clarke
11-09-11/4:15 p.m. ET
Confirmation # 25671728

Trent Carman:
There was 173, is what I had said, for community bases.  Hospital, I don't have an exact count right here, Kevin.  We were at 118 on the last call and we added 26 with Omni, and then there has been a couple of transition with the Omni.  So I'm not exactly sure, but it would be probably in the high 130 range right now.  I'll have to get that to you when I get back on Friday, if that's okay.

Kevin Campbell:	Yes, absolutely. That's it. Thank you very much.

Operator:	At this time there are no audio questions.

Aaron Todd:
Very good.  Well, we know we threw a lot at you there and happy to answer questions as you have them.  The Q is out, so you can review all the details.  It's because we waited a little over to release, get all this purchase accounting completed.  You have the luxury of the having access to the 10-Q immediately, and we encourage you to review the details of the Q as you evaluate our third quarter results.

And always happy to answer your questions as they come up.  Thanks for your participation today.

Operator:	This concludes today's conference call. You may now disconnect.

END